                                                                   EXHIBIT 10.32

                        CONFIDENTIAL SETTLEMENT AGREEMENT

          This CONFIDENTIAL SETTLEMENT AGREEMENT (this "Settlement"), dated as of June 25, 2003, by and among JDS UNIPHASE CORPORATION, a Delaware corporation ("JDSU" or "Claimant"), and IPG PHOTONICS CORPORATION, a Delaware corporation ("IPG" or "Respondent");

                                   WITNESSETH:

          A. IPG and JDSU's predecessor in interest, SDL Inc., a Delaware corporation ("SDL"), entered into a purchase and sale agreement entitled IPG Photonics Corporation Purchase and Sale Agreement No. 1-99, dated May 11, 1999, which was subsequently amended by the parties on or about May 18, 2000 and amended a second time on or about November 15, 2000 (collectively, the "Agreement"); and

          B. a dispute arose between IPG and SDL's successor in interest, JDSU, concerning the parties' performance, rights, and obligations under the Agreement; and

          C. JDSU has commenced an arbitration proceeding against IPG before the American Arbitration Association, entitled JDS Uniphase Corporation against IPG Photonics Corporation, AAA Number 74 181 01636 02, now pending before the AAA San Jose Regional Office (the "Arbitration"), alleging that IPG has breached the Agreement and now owes JDSU in excess of $10 million;

          D. JDSU also commenced a proceeding against IPG in Massachusetts state court, entitled JDSU Uniphase Corp. v. IPG Photonics Corp., No. 02-1780, now pending before the Superior Court of the Commonwealth of Massachusetts requesting, among other things, equitable relief in the form of an attachment of IPG's assets in Massachusetts (the "State Court Action").

          E. IPG has asserted counterclaims against JDSU and SDL in the Arbitration and the State Court Action sounding in breach of contract, unfair competition and violation of federal and state laws governing anti-trust and unfair competition;

          F. Both parties have denied the others' operative allegations contained in the Arbitration claim filed by JDSU and the counterclaims filed by IPG; and

          G. IPG and JDSU each believes that it will be best served by ending the disputes reflected in the Arbitration and the State Court Action and that the continued prosecution of the Arbitration and the State Court Action will entail the expenditure of substantial legal fees and management time for both IPG and JDSU over the course of several years, resources that each of them believes would be better spent in pursuit of such business interest; and

          H. Subject to the terms of this Settlement and the other instruments and documents to be entered into by it pursuant hereto, JDSU is therefore willing to dismiss the claims it has asserted against IPG in the Arbitration and the State Court Action, and IPG is willing to dismiss the counterclaims that it has asserted against JDSU in the Arbitration and the State Court Action; and

          I. Accordingly, the parties hereto desire to settle their disputes reflected in the Arbitration and the State Court Action on the terms and conditions set forth herein;

     NOW, THEREFORE, in consideration of the mutual representations, warranties and covenants set forth herein, the parties hereto hereby agree as follows:

1.   Representations and Warranties.

     Both IPG and JDSU hereby represent and warrant to the other that:

     A. It has the corporate power and authority to enter into this Settlement and the other instruments and documents to be entered into by it pursuant hereto and to observe and perform its obligations hereunder and thereunder;

     B. The execution and delivery of this Settlement and the other instruments and documents to be executed and delivered by it pursuant hereto, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action;

     C. This Settlement and each other instrument and document to be executed and delivered by it pursuant hereto has been or, when executed and delivered, will have been, duly executed and delivered, and this Settlement and each such other instrument and document constitutes or, when executed and delivered by it, will constitute, a valid and binding agreement, enforceable against it in accordance with its terms (except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally, or by principles governing the availability of equitable remedies);

     D. None of the execution, delivery or performance of this Settlement and the other instruments and documents to be executed and delivered by it pursuant hereto, nor the consummation of the transactions contemplated hereby and thereby, nor compliance by it with the terms hereof and thereof, will: (i) conflict with or result in a breach of any of the provisions of its charter, by-laws, or equivalent governing documents;
          (ii) require any filing by it with, or any permit, authorization or consent from, any court, administrative agency, or other governmental or regulatory authority, foreign or domestic, or from any third party, except any filings or reports required to be made under and pursuant to applicable securities laws or the rules and regulations of any applicable stock exchange or market quotation system; (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under, any note, bond, mortgage, indenture, lease, license, franchise, permit or other instrument or agreement to which it is a party or by which it is bound or any of its assets is affected; or (iv) violate any order, writ, injunction, decree, statute or ordinance applicable to it; and,

     E. It has not relied on any representation or warranty, written or oral, that is not set forth herein or in any of the instruments or documents executed pursuant hereto in entering into this Settlement and each other instrument and document to be executed and delivered by it pursuant hereto; it has entered into this Settlement and such other instruments and documents voluntarily and without duress, threat or undue influence;

          it has been represented in negotiations relating to and in the preparation of this Settlement by independent counsel of its own choosing, it has reviewed this Settlement and such other instruments and documents and each such document has been explained to it by its counsel, it is fully aware of its terms and provisions and of its legal effect; and it has conducted whatever investigation it has deemed necessary or appropriate prior to entering into this Settlement or any such other document.

     F.   Notwithstanding anything to the contrary in clauses B, C and D of this
          Section 1, IPG shall make the representations and warranties in such clauses B, C and D with respect to the Equity Documents (as hereinafter defined) at the time of and conditioned on the Closing (as hereinafter defined).

2.   Stay and Dismissal of the Arbitration Claims with Prejudice.

     A. Concurrently with the execution of this Settlement, IPG and JDSU shall cause their respective attorneys to execute a Stipulation and Order to Stay the Arbitration ("Stipulation and Order To Stay Arbitration"), for a thirty (30) day period.

     B. Upon the Closing, IPG and JDSU shall cause their respective attorneys to execute a Stipulation and Order of Dismissal for the dismissal with prejudice of the Arbitration ("Stipulation and Order of Dismissal-Arbitration"), subject only, as stated therein, to the terms and conditions of this Settlement.

     C. Upon the Closing, IPG and JDSU shall cause their respective attorneys to execute a Stipulation and Order of Dismissal to dismiss the action entitled JDS Uniphase Corp. v. IPG Photonics Corp., No. 02-1780, currently pending in the Superior Court of the Commonwealth of Massachusetts ("Stipulation and Order of Dismissal-State Court Action"), and vacating the attachment of assets to which the parties have previously stipulated in that action.

     D. Each of the parties hereto shall, promptly after the execution and delivery of this Settlement, return any and all materials in its possession to the party that provided such materials, if and to the extent required by any confidentiality agreements executed by such parties or protective orders governing the return of such materials.

3.   Structured Cash Payment to JDSU.

     A.   Promissory Note.

          Concurrently with the execution of this Settlement, IPG shall execute a promissory note (the "Note") in favor of JDSU, in the form of Exhibit A attached hereto in the principal amount of $6,079,472.60 (Six million, seventy nine thousand, four hundred and seventy two dollars, and sixty cents), which shall be payable by IPG on the following schedule:

          i. $666,000 shall be paid to JDSU during calendar year 2003 in two equal installments, pursuant to the terms of the Note;

          ii. $2,000,000.00 shall be paid during calendar year 2004 in equal quarterly installments pursuant to the terms of the Note; and

          iii. the balance of the amount to be paid during calendar year 2005 in equal quarterly installments pursuant to the terms of the Note.

          Interest shall accrue on the outstanding balance of the Note at a rate of 4% (four) per annum commencing on the date of the Closing. Accrued and unpaid interest under the Note shall be payable at the same times as payments of principal.

          At the Closing, IPG shall pay to JDSU $302,006.30 (which amount represents a payment to JDSU of $334,000 less $31,993.70 for an outstanding account payable of JDSU owing to IPG).

     B. Attachment: The Note shall be secured by a first priority security interest in certain IPG's assets set forth in the Security Agreement (the "Security Agreement") in the form of Exhibit B attached hereto, and in certain land owned by IPG set forth in the Mortgage (the "Mortgage") in the form of Exhibit C attached hereto. JDSU and IPG shall execute the Security Agreement and IPG shall execute the Mortgage concurrently with the execution of this Settlement.

     C. Release of Liens: At or promptly following the Closing, JDSU shall release its liens and attachment on the assets of IPG under the Writ of Attachment, dated February 28, 2003 (Superior Court Department of the Trial Court Civil Action 02-1780C); it being agreed that the assets subject to such Writ of Attachment shall become the assets which shall the Note pursuant to the Security Agreement and the Mortgage.

     D. Acceleration. The amounts set forth in Section 3(A) shall be accelerated and shall become immediately due and payable upon the occurrence of any of the following events:

          i. IPG shall have defaulted in the performance of its obligations under the Note and shall have failed to cure such default within thirty (30) days of written notice thereof given by JDSU in accordance with terms of the Note; and

          ii.  A Change of Control of IPG, as defined in the Note.

     E.   Other Prepayments.

          i. In the event that IPG engages in an equity financing prior to repayment and satisfaction of the Note, it shall provide to JDSU in payment of the Note 10% of any net proceeds raised through such financing; or

          ii. In the event that IPG's commercial bank (BankNorth) releases to IPG any cash collateral currently held by it, IPG shall provide those funds to JDSU in payment of the Note as follows:

               a. If the release occurs during 2003 or 2004, then IPG shall pay JDSU 50% of such released cash in partial payment of the Note; and

               b. If the release occurs during 2005, IPG shall pay to JDSU 75% of such released cash in partial payment of the Note, until such Note is paid in full.

          All prepayments shall be applied in the reverse order of principal payments under the Note.

     F. Disposition of assets. IPG shall be permitted to sell, transfer or otherwise dispose of the assets securing the Note from time to time, provided that (a) the assets are sold for fair value, and (b) that the net consideration received by IPG in connection with the sale of the assets are used within five (5) business days of the receipt thereof to prepay the Note. All payments under this Section F shall be applied in the reverse order of principal payments under the Note.

4.   Commercial Relationship.

     A. Concurrently with the execution of this Settlement, IPG and JDSU shall execute (a) a Master Supply Agreement, in the form of Exhibit D attached hereto, pursuant to which IPG agrees that it will supply to JDSU, pulsed Ytterbium fiber laser modules (current and new commercial versions) that it sells on the merchant market, excluding those fiber lasers as to which IPG is subject to exclusivity obligations and (b) a Master Supply Agreement under which JDSU agrees to supply to IPG, and IPG agrees to purchase from JDSU on the terms and conditions set forth in Exhibit E, commercially available Laser Diodes and packaged Laser Diodes that it sells on the merchant market.

5.   Investment By JDSU.

Promptly following the execution of this Settlement, IPG and JDSU will negotiate in good faith to document and effectuate the general terms set forth below governing the terms of a new series of convertible preferred stock of IPG (the "Series D Preferred") and a convertible note (the "Convertible Note") to be to be issued to JDSU at the Closing. The parties hereto agree that IPG shall provide to JDSU drafts of the principal documents incorporating the terms of the Series D Preferred and Convertible Note (collectively, the "Equity Documents") to JDSU not later than three business days following the execution of this Settlement. It is the goal of the parties hereto to execute and deliver the Equity Documents (including obtaining all necessary approvals and consents, which IPG agrees to request in good faith) not later than three weeks following the execution of this Settlement. The terms of the Equity Documents shall reflect the following:

     A. IPG would provide a new series of convertible preferred stock, the Series D Preferred, having a $5,100,000 liquidation preference. IPG would issue the Series D Preferred representing 5% of IPG outstanding shares (fully diluted, including accounting for weighted average ratchet and warrant positions) to JDSU.

          i. The liquidation preference and price per share would be $1.90 per share (equal to $5,100,000);

          ii. Series D Preferred rights and preferences would be substantially similar to Series A Preferred and Series B Preferred stock of IPG currently outstanding (except for ratchet and warrants, participating rights after payment of full liquidation preference, and process control rights), including same liquidation preference and weighted average anti-dilution rights. The Series D Preferred would have no superior rights or preferences;

          iii. IPG would provide to JDSU copies of all financial materials submitted to its Board of Directors (e.g., balance sheets, income statements, cash flows), except for strategic marketing or product pricing materials. JDSU would agree to implement a "Chinese wall" within its organization to protect disclosure by the holder of the IPG materials to competing JDSU operating divisions and personnel; and

          iv. This issuance would be subject to reasonable due diligence by JDSU and subject to reasonable confidentiality limitations on the material supplied to JDSU.

     B. IPG would issue to JDSU the Convertible Note in the principal amount of $5,100,000, due three years after issuance and convertible, in whole or in part, at IPG's option, into Series D Preferred.

          i. The conversion price for the Convertible Note into Series D Preferred would be $1.90 per share;

          ii. The Series D Preferred shares acquired upon conversion of the Convertible Note would have a conversion price into common the same as the then conversion price for outstanding Series D Preferred shares (i.e., lower of $1.90/share or weighted average price (accounting for dilutive issuances, splits, reverse splits, etc.) of the outstanding Series D Preferred); and

          iii. The full amount of the Convertible Note would be immediately payable (or convertible) in the event of a Change in Control of IPG.

6.   Intellectual Property.

     A. JDSU represents to its Knowledge (defined below) that no current product of JDSU violates any currently issued U.S. Patents owned by IPG for the design, manufacture or conception of fiber lasers or the components thereof. For purposes of this Settlement, "Knowledge" means the opinion of JDSU's Vice President of Intellectual Property, formed after due inquiry, including but not limited to the General Manager of JDSU's Commercial Lasers division.

     B. IPG disclaims any and all rights, interests or ownership in and to any of the intellectual property used to develop or otherwise contained in the laser diodes and fiber laser products at issue in the Arbitration. IPG further agrees that JDSU's products have not violated IPG's fiber laser related patents; provided that this covenant does not affect any of IPG's rights or assets in the future, except as expressly stated in this Section 6 or in Sections 7B or 10B.

     C. IPG covenants that it will not commence an action claiming that JDSU's or its Affiliates' products infringe any patents owned by IPG or its Affiliates, or which IPG or its Affiliates have the right to assert, for any period prior to the Closing. For purposes of this Settlement, "Affiliate" means an entity which owns or controls, directly or indirectly, more than 50% of the voting interests in, or more or than 50% of the voting interests of which is owned or controlled, directly or indirectly, by a party.

     D. IPG covenants that, for a period of three years from the date of the Closing, it will not bring any claims against JDSU or its Affiliates under any issued patents that exist as of the date of the Closing, or currently pending patent applications which IPG or its Affiliates own or have the right to assert. The covenant in the preceding sentence shall not prevent IPG from asserting patent infringement or intellectual property-related counterclaims or defenses against JDSU in a patent infringement lawsuit filed by JDSU against IPG, or for asserting misappropriation claims against JDSU directly related to the hiring or retention by JDSU of IPG's employees or consultants and the use by JDSU of information developed by such former IPG employee or consultant for or on behalf of IPG or others associated with IPG. In the event of any finding of liability against JDSU for patent infringement or violation of intellectual property rights of IPG, the parties agree to the following additional stipulations:

          i. With respect to any existing JDSU fiber laser products, IPG foregoes recovery of any damages owed by JDSU to IPG for three years from the date of the Closing; and

          ii. With respect to other JDSU products, IPG would be entitled to recover damages commencing not earlier than the date of the Closing.

     E. Nothing in this Settlement shall be interpreted or construed as a grant, sale, transfer, assignment or license, directly or indirectly, by IPG or its Affiliates to JDSU of any intellectual property rights or properties, including without limitation any patent, copyright, trade secrets, trademarks or tradenames, of IPG or its Affiliates, whatsoever.

7.   Worldwide Mutual Releases.

     A.   JDSU Release:

          JDSU, on behalf of itself and its direct and indirect subsidiaries, and other Affiliates, and their respective directors, officers, employees, agents and representatives, including, without limitation, its and their attorneys, and their respective predecessors (including
          SDL), successors, assigns, heirs and legal representatives, hereby releases, acquits, and forever absolutely discharges IPG, its direct and indirect subsidiaries, and its other Affiliates, and its and their respective directors, officers, employees, agents and representatives, including, without limitation, its and their attorneys, and their respective predecessors, successors, assigns, heirs and legal representatives, of and from any and all actions, causes of action, claims, demands, damages, theories, affirmative defenses, judgments, liens, indebtedness, losses, expenses (including, without limitation, attorneys' fees and disbursements) and liabilities of every kind and character, whether known or unknown, suspected or unsuspected, certain or speculative, existing or prospective, liquidated or unliquidated, whether under the laws of the United States or any state thereof or any other country, which exist as of the date of this Settlement or may have come into existence at any time prior to the date of this Settlement.

     B.   IPG Release.

          IPG, on behalf of itself and its direct and indirect subsidiaries, and other Affiliates, and their respective directors, officers, employees, agents and representatives, including, without limitation, its and their attorneys, and their respective predecessors, successors, assigns, heirs and legal representatives, hereby releases, acquits, and forever absolutely discharges JDSU, its direct and indirect subsidiaries, and other Affiliates, and their respective directors, officers, employees, agents and representatives, including, without limitation, its and their attorneys, and their respective predecessors (including SDL), successors, assigns, heirs and legal representatives, of and from any and all actions, causes of action, claims, demands, damages, theories, affirmative defenses, judgments, liens, indebtedness, losses, expenses (including, without limitation, attorneys' fees and disbursements) and liabilities of every kind and character, whether known or unknown, suspected or unsuspected, certain or speculative, existing or prospective, liquidated or unliquidated, whether under the laws of the United States or any state thereof or any other country, which exist as of the date of this Settlement or may have come into existence at any time prior to the date of this Settlement.

     C.   No Release of Indebtedness.

          Nothing in this Settlement shall be deemed to constitute a release of indebtedness by JDSU to IPG which obligations existing as of the date hereof are contained solely in the Note and the related Security Agreement and Mortgage, and in the Convertible Note, it being agreed that this Settlement settles and releases all claims and allegations by the parties against each other regarding obligations and rights that were in dispute by each of JDSU and IPG in the Arbitration and the State Court Action.

     D.   Possession of Claims.

          The parties hereto represent and warrant that they are the owners of the Claims being released pursuant to this Settlement. The parties hereto further represent and warrant that they have not previously assigned, transferred, hypothecated, granted a security interest in or lien upon, or purported to assign, transfer, hypothecate or grant a security interest in or lien upon, any Claim or portion thereof which is released hereby to another person or entity which is not a signatory to this Settlement, and agree to indemnify fully the other parties hereto for any judgments, attorneys' fees or costs incurred which result from the assertion by any person of any interest in the released Claim due to any purported agreement or dispute as to ownership of the Claims released pursuant to this Settlement.

8.   California Civil Code Section 1542.

          The parties hereto acknowledge familiarity with Section 1542 of the Civil Code of the State of California, which provides as follows:

               A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

     The parties hereto waive and relinquish any right and benefit which they have or may have under Section 1542 and any Massachusetts statutory or common law equivalent or any other similar applicable statutes to the full extent that they may lawfully waive all such rights and benefits pertaining to the subject matter of this Settlement as described above.

9.   Closing.

The consummation of the transactions and releases contemplated by this Settlement shall occur at a closing (the "Closing"). It shall be a condition to Closing that all of the Equity Documents shall be executed and delivered by the parties hereto in form and substance reasonably satisfactory to both parties hereto, and that all other documents or filings necessary or reasonably requested by a party hereto to effectuate the Equity Document and the other agreements set forth in this Settlement shall be executed and delivered and shall have been made simultaneously. Subject to satisfaction of the conditions in this Settlement, each party hereto shall deliver to the other party executed originals of the Stipulation and Order of Dismissal-Arbitration; the Stipulation and Order of Dismissal-State Court Action; the Note; the Security Agreement; the Mortgage; the Master Supply Agreements; and the Equity Documents, including the Convertible Note and a stock certificate representing the issued shares of Series D Preferred. IPG shall also pay to JDSU at the Closing $302,006.30 referred to in Section 3(A) above. The covenants, representations and warranties contained in Sections 6 (Intellectual Property), 7 (Worldwide Mutual Releases), 10 (Future Disputes), and 11 (Termination of Agreement) hereof shall become effective only upon the consummation of the transactions contemplated by this Settlement at the Closing.

10.  Future Disputes.

     A.   Attempts To Resolve.

          If, after the date of this Settlement, either IPG or JDSU (the "Alleging Party") believes it has a claim (a "New Dispute") against the other, the Alleging Party shall give notice to the other party of the New Dispute, setting forth, in reasonable detail, the nature and basis for the New Dispute. The parties, for a period of thirty (30) days (or such other longer period as determined by mutual consent of the Disputing Parties), shall use their best efforts to resolve such New Dispute between themselves and neither party shall commence any such action during such thirty (30) day period.

     B.   IPG's Assertion of Defenses.

          In the event JDSU brings an action against IPG for breach of any term or obligation of this Settlement and the other instruments and documents to be entered into by it pursuant hereto, IPG agrees that it will not assert as a counterclaim or defense in that action, any claims contending that JDSU has engaged in unfair competition or other claims brought under the anti-trust laws of the United States, any of its states, or a foreign country. To the extent that IPG wishes to pursue any of the foregoing claims against JDSU, IPG shall be permitted to assert those claims in a separate and unrelated action but only to the extent that the basis for the claim is not JDSU's assertion of a breach of any term or obligation of this Settlement and the other instruments and documents to be entered into by it pursuant hereto.

11.  Termination of Agreement.

     Upon execution of this Settlement, the Agreement between IPG and JDSU shall terminate and neither party shall have any further rights or obligations thereunder.

12.  Confidentiality.

     The terms of this Settlement are strictly confidential and none of the parties hereto shall, nor shall it or he permit any of its or his subsidiaries or affiliates, counsel, auditors, financial advisors or other representatives or agents to, disclose the terms of this Settlement to the public generally or to any third party except as required by applicable law or regulation or the rules of any governing stock exchange or market quotation system. Notwithstanding the foregoing, (A) any party hereto may disclose the fact that this Settlement has been entered into among the parties hereto (but without disclosing its terms) and represents a full settlement of all claims in the Arbitration, (B) any party hereto may disclose this Settlement to any attorney, accountant, investors, public relations advisor, insurance carrier or other consultant engaged by such party in the ordinary course of business, in connection with tasks assigned to such person or persons, so long as such attorney, investor, accountant, public relations advisor, insurance carrier or other consultant is bound, subject to the requirements of applicable law, to confidentiality, (C) any party may disclose the existence and the terms of this Settlement if and to the extent (but only to the extent) it is required to do so by an order of a court of competent jurisdiction or by a subpoena or any other demand for discovery made in an action or proceeding pending in a court or governmental agency of competent jurisdiction, provided that, in the case of such a subpoena or other demand for discovery, the party receiving such process shall notify each other party to this Settlement of such receipt, together with delivery of a copy thereof and, in such case, any such notified party shall have the right to object, at its own cost, to compliance with any such subpoena or other demand based on the confidentiality of this Settlement.

13.  Further Cooperation.

     The parties hereto agree to execute and deliver any and all additional papers, documents and other assurances and shall do any and all acts or things reasonably necessary in connection with the performance of their obligations hereunder to implement the provisions of this Settlement.

14.  Costs and Fees.

     Each party shall bear its own attorneys' fees and costs incurred in connection with the Arbitration and State Court Action, and with respect to the negotiation, execution and delivery of this Settlement and each document required to be delivered hereunder.

15.  Miscellaneous.

     A.   Notices.

     All notices, consents, waivers, and other communications under this Settlement and under each instrument or document executed and delivered pursuant hereto must be in writing and will be deemed to have been duly given when (i) delivered by hand (with written confirmation of receipt), or
     (ii) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by written notice to the other parties):

     JDSU:             JDS Uniphase Corporation
                       1768 Automation Parkway
                       San Jose, California 95131
                       Attention: General Counsel
                       Facsimile No.: (408) 546-4350

     with a copy to:   Gray Cary Ware & Freidenrich, LLP
                       1755 Embarcadero Road
                       Palo Alto, California 94303-3340
                       Attention: Jeffrey Lederman
                       Facsimile No.: (650) 320-7401

     IPG:              IPG Photonics Corporation
                       50 Old Webster Road
                       Oxford, Massachusetts 01540
                       Attention: Angelo Lopresti
                       Facsimile No.: (508) 373-1101

     with copies to:   Winston & Strawn
                       200 Park Avenue
                       New York, New York 10166
                       Attention: Joseph DiBenedetto
                       Facsimile No.: (212) 294-4700

     B.   Successors and Assigns; Rights of Third Parties.

     Except as otherwise expressly provided herein, all covenants and agreements contained in this Settlement by or on behalf of the parties hereto shall be binding on and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns. Nothing expressed or implied in this Settlement is intended or shall be construed to confer upon or give any person other than the parties hereto any rights or remedies under this Settlement, except only that each Releasee shall be entitled to enforce the releases granted hereunder in its favor.

     C.   Severability.

     Whenever possible, each provision of this Settlement and of each instrument and document entered into pursuant hereto shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Settlement or of any such other instrument or document is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder hereof or thereof, and any such prohibited or invalid provision shall be deemed to be amended to the extent necessary such that, as so amended, it will be valid and enforceable to the fullest extent possible under applicable law.

     D.   Governing Law.

     All claims and matters arising under or in connection with, or relating to, this Settlement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to its conflicts of laws rules.

     E.   Modifications, Waivers and Amendments.

     No amendment, change, waiver, modification, cancellation or termination of this Settlement or any part thereof, shall be valid unless expressly set forth in a written document signed by the party or parties against whom enforcement of the amendment, change, waiver, modification, cancellation or termination is sought. No waiver of any provision of this Settlement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver unless it specifically so provides.

     F.   Nature of Settlement.

     Neither this Settlement nor any instrument or document executed pursuant hereto constitutes, nor shall it or any such other instrument or document be construed as, an admission by any party hereto or thereto of any breach of contract or other violation by any of them of any right of any such other party, any harm to any such other party, or any violation by any such party of any federal, state or local statute, law, ordinance, regulation or common law duty.

     G.   No Fraudulent Inducement.

     Each party hereto hereby irrevocably and unconditionally waives any and all claims or defenses to the full performance and enforcement of this Settlement and each instrument and document executed pursuant hereto or in connection herewith based on any allegation of fraud in the inducement or any other similar basis seeking to limit, prevent or obstruct the full performance and enforcement of this Settlement and each such other instrument and document.

     H.   Counterparts.

     This Settlement may be executed in two or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same agreement, and may be executed and delivered by facsimile followed promptly by the original, with such execution and delivery by facsimile to be as binding and effective as delivery of the original.

     I.   Entire Agreement.

     This Settlement embodies the complete agreement among the parties and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

     J.   Descriptive Headings; Interpretation.

     The descriptive headings of this Settlement are inserted for convenience only and do not constitute a Section of this Settlement. The use of the word "including" in this Settlement and in any instrument and document executed and delivered pursuant hereto shall be by way of example rather than by limitation. The terms and provisions of this Settlement are the result of the mutual efforts of the parties hereto and their respective attorneys, and no party, nor any of the parties' respective attorneys, shall be deemed the drafter of this Settlement or of any instrument or document executed pursuant hereto for purposes of interpreting any provision hereof in any judicial or other proceeding that may arise between or among them.

     K.   Survival of Representations and Warranties.

     The representations and warranties contained in this Settlement shall survive the execution and delivery of this Settlement.

          IN WITNESS WHEREOF, the parties hereto have executed this Confidential Settlement Agreement on the date first written above.


                                        JDS UNIPHASE CORPORATION


                                        By: /s/ Christopher S. Dewees
                                            ------------------------------------
                                        Name: Christopher S. Dewees
                                        Its: Vice President


                                        IPG PHOTONICS CORPORATION


                                        By: /s/ Valentin P. Gapontsev
                                            ------------------------------------
                                        Name: Valentin P. Gapontsev
                                        Its: CEO and Chairman